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[Letterhead of Lionel Sawyer & Collins]

April 16, 2007

Employers Holdings, Inc.

9790 Gateway Drive

Reno, Nevada 89521

Re:	Registration of Common Stock of Employers Holdings, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Employers Holdings, Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), to be offered to the public under a Registration Statement on Form S-8, relating to such offering (the "Registration Statement"). We have not reviewed and express no opinion as to any instrument or document incorporated by reference in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.	The Amended and Restated Articles of Incorporation of the Company;
2.	The Bylaws of the Company;

3.            Resolutions of the Board of Directors of EIG Mutual Holding Company, dated as of August 17, 2006, relating, among other things, to the creation of the Equity and Incentive Plan of the Company (the "Plan");

4.	The Plan;

5.            Decision and Order of the Commissioner of the Division of Insurance of the State of Nevada Department of Business and Industry relating to the conversion of EIG Mutual

Employers Holdings, Inc.

April 16, 2007

Holding Company, a Nevada mutual holding company ("EIG Mutual"), into the Company, issued on November 29, 2006;

6.            Decision and Order of the Commissioner of the Division of Insurance of the State of Nevada Department of Business and Industry relating to the conversion of EIG Mutual into the Company, issued on January 13, 2007 (the "Final Order"); and,

7.	The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein. In giving the following opinion, we have assumed that (a) the Final Order remains effective as to the conversion of EIG Mutual into the Company, and (b) the issuance of the Common Stock will not exceed the authorized capital of the Company.

Based upon the foregoing, and subject to the following, it is our opinion that, when (a) the Registration Statement has become effective under the Act; (b) the Compensation Committee of the Board of Directors has approved the issuance of the Common Stock; and, (c) the Common Stock has been issued, delivered and paid for in accordance with the terms of the Plan, the Common Stock will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use by the addressee in connection with the registration and offering of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Lionel Sawyer & Collins

LIONEL SAWYER & COLLINS